3



                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 10, 2007, by and among THINKPATH INC., a corporation organized under the laws of the province of Ontario, Canada (the "Company"), and the Buyers listed on
Schedule I attached hereto (individually, a "Buyer" or collectively "Buyers").


                                   WITNESSETH:

         WHEREAS, the Company and the Buyer(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Regulation S ("Regulation S") and the other rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments in securities made hereunder;

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer(s), as provided herein, and the Buyer(s) shall purchase up to Eight Million Dollars (US$8,000,000) of convertible debentures (the "Convertible Debentures"), in the form attached hereto as Exhibit A, which shall be convertible into common shares of the Company with no par value (the "Common Shares") (as converted, the "Conversion Shares") for an aggregate purchase price of up to US$8,000,000, of which Four Hundred Thousand Dollars (US$400,000) shall be released from escrow on the First Closing Date (as defined herein) (the "First Closing"), and the balance shall be released from escrow on such dates and in such amounts as mutually agreed by the Company and the Buyer, none of which in any event shall be for amounts less than $250,000 (the "Subsequent Closings") (each individually referred to as a "Closing" collectively referred to as the "Closings"), for a total purchase price of up to Eight Million Dollars (US$8,000,000), (the "Purchase Price") in the respective amounts set forth opposite each Buyer(s) name on Schedule I (the "Subscription Amount"), and

         WHEREAS, the proceeds of the sale of the Convertible Debentures for each Closing contemplated hereby shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement");

         NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Buyer(s) hereby agree as follows:

         1. PURCHASE AND SALE OF CONVERTIBLE DEBENTURES.

                  (a) Purchase of Convertible Debentures. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at the Closings and the Company agrees to sell and issue to each Buyer, severally and not jointly, at the Closings, up to the aggregate amount of Convertible Debentures corresponding with the Subscription Amount set forth opposite each Buyer's name on Schedule I hereto. Upon execution hereof by a Buyer, the Buyer shall wire transfer the Subscription Amount for the

First Closing in same-day funds or a check payable to "James G. Dodrill II, P.A. as Escrow Agent for ThinkPath Inc./Trafalgar Capital Investment Fund," which Subscription Amount shall be held in escrow pursuant to the terms of the Escrow Agreement (as hereinafter defined) and disbursed in accordance therewith. Notwithstanding the foregoing, a Buyer may withdraw his Subscription Amount and terminate this Agreement as to such Buyer at any time after the execution hereof and prior to Closing (as hereinafter defined) upon the occurrence of an Event of Default under the terms of the Convertible Debentures.



                  (b) Closing Date. The First Closing of the purchase and sale of the Convertible Debentures shall take place at 10:00 a.m. Eastern Standard Time on the date hereof, subject to notification of satisfaction of the conditions to the First Closing set forth herein and in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyer(s)) (the "First Closing Date"). All other Closings shall take place subject to notification of satisfaction of the conditions to the other Closings set forth in Sections 6 and 7 below (or such later dates as are mutually agreed to by the Company and the Buyer(s)) on the dates and subject to the conditions set forth in the second recital to this Agreement (the "Subsequent Closing Dates," and together with the First Closing Date, the "Closing Dates"). The Closings shall occur on their respective Closing Dates at the offices of James G. Dodrill II, P.A., 5800 Hamilton Way, Boca Raton, FL 33496 (or such other place as is mutually agreed to by the Company and the Buyer(s)).

                  (c) Escrow Arrangements; Form of Payment. Upon execution hereof by Buyer(s) and pending the Closings, the Subscription Amount for the First Closing shall be deposited in a non-interest bearing escrow account with James G. Dodrill II, P.A., as escrow agent (the "Escrow Agent"), pursuant to the terms of the Escrow Agreement. Subject to the satisfaction of the terms and conditions of this Agreement, on each Closing Date, (i) the Escrow Agent shall deliver to the Company in accordance with the terms of the Escrow Agreement such aggregate proceeds for the Convertible Debentures to be issued and sold to such Buyer(s), minus the fees and expenses as set forth herein which shall be paid directly from the gross proceeds held in escrow, at each Closing by wire transfer of immediately available funds, and (ii) the Company shall deliver to each Buyer, Convertible Debentures which such Buyer(s) is purchasing on such Closing Date in amounts indicated opposite such Buyer's name on Schedule I, duly executed on behalf of the Company.

                  (d) "Closing Date Exchange Rate" means, as to each Closing Date, the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such Closing Date.

                  (e) "Repayment Exchange Rate" means in relation to each date of a Conversion Notice or date of a Redemption Notice, the Euro to US dollar spot exchange rate as quoted by in the London edition of the Financial Times on such date.

                  (f) If on the date of any notice of conversion (a "Conversion Notice") or notice of redemption (a "Redemption Notice"), the Repayment Exchange Rate is less than the corresponding Closing Date Exchange Rate for such

Convertible Debenture, then the number of Conversion Shares to be issued shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Repayment Exchange Rate. By way of example, if the number of Conversion Shares to be issued in respect of a particular Conversion Notice or Redemption Notice would, but for this Clause 1(f), be 1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Exchange Rate is 1.75, then 1,029 Shares will be issued in relation to that Conversion Notice or Redemption Notice, as the case may be.

                  (g) If on the date of repayment of principal and accrued interest (a "Repayment Date") or any date of repayment of interest only (an "Interest Repayment Date"), the Cash Payment Date Exchange Rate, as defined below is less than the Closing Date Exchange Rate, then the amount of cash required to satisfy the amounts due at such time shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate. "Cash Payment Date Exchange Rate" means in relation to each Repayment Date or Interest Repayment Date the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such date. By way of example, if the amount of cash required to repay all amounts due on such date would, but for this Clause 1(g), be US$1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Date Exchange Rate is 1.75 then the amount of cash from the Cash Payment required to repay all amounts due on such date will be US$1,028.57.

         2. BUYER'S REPRESENTATIONS AND WARRANTIES.

         Each Buyer represents and warrants, severally and not jointly, that, on the date hereof and on the each date of purchase of a Convertible Debenture:

                  (a) Investment Purposes. Each Buyer is acquiring the Convertible Debentures and, upon conversion of Convertible Debentures (as defined herein), the Buyer will acquire the Conversion Shares, then issuable, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act, applicable state securities laws and applicable Canadian securities laws; provided, however, that by making the representations herein, such Buyer reserves the right to dispose of all or any part of the Conversion Shares at any time in accordance with or pursuant to an effective registration statement covering such Conversion Shares or an available exemption under the 1933 Act, including, without limitation, Regulation S promulgated under the 1933 Act ("Regulation S"). Each Buyer further represents that in consummating the transactions set forth herein: there is no intent to place the Conversion Shares offshore in an attempt to evade registration requirements with the result that the incidents of ownership never leave the domestic market, or that all or a substantial portion of any economic risk will be returned to the U.S. market during the restricted period under Rule 903 or that there is no reasonable expectation that the securities could be viewed as actually coming to rest abroad. There is no intent on the part of the Buyers to enter into the transactions contemplated hereby for the purpose of "washing off" the resale restrictions through the use of Rule 904. Nothing contained herein shall be deemed a representation or warranty by such Buyer to hold the Conversion Shares for any period of time, except that the Buyer agrees that in connection with the resale of any Conversion Shares under Regulation S to comply with the offering restrictions set forth in Regulation S, including Rule 903(b)(2), and to not sell any Conversion Shares during the distribution compliance period as defined in Rule 903(b)(2) to a U.S. person or for the account or benefit of a U.S. person. Such Buyer is acquiring the Convertible Debentures and the Conversion Shares hereunder in the ordinary course of its business. Such Buyer does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Convertible Debentures or the Conversion Shares, in violation of United States federal or state securities laws or applicable Canadian or provincial securities laws.

                  (b) Outside the United States and Not a U.S. Person. Each Buyer is located outside the "United States," as such term is defined in Regulation S, and is not a "U.S. person," as such term is defined in Regulation S, and is not purchasing the Convertible Debenture by or on behalf a person inside the United States or a U.S. Person. The purchase of the Convertible Debenture was conducted in an "offshore transaction," as such term is defined in Regulation S, such that when the offer to purchase the Convertible Debenture was made, such Buyer was not a person within the United States, and at the time of purchase, the Buyer is located outside the United States

                  (c) Reliance on Exemptions. Each Buyer understands that the Convertible Debentures are being offered and sold to it in reliance on specific exemptions or exclusions from the registration requirements of United States federal and state securities laws and applicable Canadian securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

                  (d) Information. Each Buyer and its advisors (and his or, its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision regarding its purchase of the Convertible Debentures and the Conversion Shares, which have been requested by such Buyer. Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Each Buyer understands that its investment in the Convertible Debentures and the Conversion Shares involves a high degree of risk. Each Buyer is in a position regarding the Company, which, based upon its economic bargaining power, enabled and enables such Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment. Each Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of such securities.

                  (e) No Governmental Review. Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Convertible Debentures and the Conversion Shares or the fairness or suitability of the investment in such securities, nor have such authorities passed upon or endorsed the merits of the offering of such securities.

                  (f) Transfer or Resale. Each Buyer understands that: (i) the Convertible Debentures and the Conversion Shares have not been registered under the 1933 Act or any applicable state securities laws, and may not be offered for sale, sold, pledged, assigned or otherwise transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel in a form reasonably acceptable to the Company to the effect that such securities to be sold, assigned, pledged or otherwise transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements. The Company reserves the right to place stop transfer instructions against the shares and certificates for the Convertible Debentures and the Conversion Shares.

                  (g) Legends. Each Buyer understands that the certificates or other instruments representing the Convertible Debentures and the Conversion Shares and all certificates issued in substitution thereof and in exchange therefore shall bear restrictive legends in substantially the following forms (and a stop transfer order may be placed against transfer of such share certificates), until such time as it is no longer required under applicable securities laws:

                  THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR SUCH SECURITIES ARE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAW AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

                  WITHOUT COMPLIANCE WITH ALL APPLICABLE CANADIAN SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [FOUR MONTHS AND ONE DAY AFTER ISSUANCE].

The legends set forth above shall be removed and the Company within two (2) business days shall issue a certificate without such legend to the holder of the Conversion Shares upon which it is stamped, if, unless the legend is otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Conversion Shares are registered under the 1933 Act and applicable state securities laws or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Conversion Shares may be made without registration under the 1933 Act.

                  (h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  (i) Receipt of Documents. Each Buyer and his or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, the Escrow Agreement, the Pledge Agreement and the Irrevocable Transfer Agent Instructions (as defined herein), (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants;
(iii) the Company's publicly available information on the SEC's website and (iv) answers to all questions each Buyer submitted to the Company regarding an investment in the Company; and each Buyer has relied on the information contained therein and any other publicly available information regarding the Company and has not been furnished any other documents, literature, memorandum or prospectus.

                  (j) Due Formation of Corporate and Other Buyers. If the Buyer(s) is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Convertible Debentures and is not prohibited from doing so.

                  (k) No Legal Advice From the Company. Each Buyer acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Each Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.


         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants as of the date hereof and as of each date of purchase of a Debenture to each of the Buyers that:

                  (a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

                  (b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and any related agreements, and to issue the Convertible Debentures and the Conversion Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Convertible Debentures the Conversion Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The authorized officer of the Company executing this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and any related agreements knows of no reason why the Company cannot perform any of the Company's other obligations under such documents.

                  (c) Capitalization. The authorized capital stock of the Company consists of an unlimited number of Common Shares and 1,000,000 preferred shares of the Company (the "Preferred Shares"). As of the date hereof, the Company has 8,376,287 Common Shares and 105 Preferred Shares issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No Common Shares are subject to preemptive rights or any other similar rights or, to the knowledge of the Company, any liens or encumbrances. As of the date of this Agreement and except as set forth on
Schedule 3(c) to this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Convertible Debentures as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Shares and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

                  (d) Issuance of Securities. The Convertible Debentures are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof. The Conversion Shares issuable upon conversion of the Convertible Debentures have been duly authorized and reserved for issuance. Upon conversion of the Convertible Debentures in accordance with the terms thereof, the Conversion Shares will be duly issued, fully paid and nonassessable.

                  (e) No Conflicts. The execution, delivery and performance of this Agreement, the Irrevocable Transfer Agent Instructions, the Pledge Agreement and the Escrow Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or the By-laws or (ii), to the best knowledge of the Company, conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.'s OTC Bulletin Board on which the Common Shares are quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. To the best knowledge of the Company, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or, any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof, except for any required post-Closing notice filings under applicable United States federal or state securities laws, if any.

                  (f) SEC Documents: Financial Statements. Since January 1, 2005, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their representatives, or made available through the SEC's website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (g) [reserved]

                  (h) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                  (i) Acknowledgment Regarding Buyer's Purchase of the Convertible Debentures. The Company acknowledges and agrees that the Buyer(s) is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer(s) is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer(s) or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer's purchase of the Convertible Debentures or the Conversion Shares. The Company further represents to the Buyer that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

                  (j) Foreign Private Issuer; Directed Selling Efforts. The Company is a "foreign private issuer," as such term is defined in Rule 405 under the 1933 Act, with no "substantial U.S. market interest," as such term is defined in Regulation S, in the Convertible Debentures or the Conversion Shares. None of the Company, any of its affiliates, any distributor or any person acting on its or their behalf has engaged in any "directed selling efforts," as such term is defined in Rule 902 of Regulation S in connection with the transactions contemplated hereby. The Company, its affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Convertible Debentures or the Conversion Shares. In making the sales of Convertible Notes contemplated hereby, the Company has implemented the offering restrictions required by Rule 903(b)(2). The Company has offered and sold the Convertible Notes to persons who are not U.S. persons.

                  (k) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union relating to his or her employment by the Company or its subsidiaries as the case may be.

                  (l) Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

                  (m) Environmental Laws. The Company and its subsidiaries are
(i) in compliance in all material respects with any applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii), to the best knowledge of the Company, are in compliance with all terms and conditions of any such permit, license or approval.

                  (n) Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such property and buildings by the Company and its subsidiaries.

                  (o) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

                  (p) Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  (q) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (r) No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is reasonably expected in the future to have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company's officers, has or is reasonably expected to have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Company or its subsidiaries.

                  (s) Tax Status. The Company and each of its subsidiaries (i) has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), and (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  (t) Certain Transactions. Except as disclosed in the SEC documents and for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  (u) Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties that has not been waived.

                  (v) Exempt Offering. The offer and sale of the Convertible Debentures and the Conversion Shares and the Conversion in the manner contemplated by this Agreement will be excluded from the registration requirements of the Securities Act.

                  (w) Investment Company. The Company is not, and will not be as a result of the issuance of the Convertible Debentures or the Conversion Shares, an "investment company," as such term is defined in the United States Investment Company Act of 1940, as amended.

         4.       COVENANTS.

                  (a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  (b) Reporting Status. Until the earlier of (i) the date as of which the Buyer(s) may sell all of the Conversion Shares, without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Buyer(s) shall have sold all the Conversion Shares and (B) none of the Convertible Debentures are outstanding (the "Registration Period"), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the 1934 Act and the regulations of the SEC thereunder, the Company shall not terminate its status as an issuer required to file reports under the 1934 Act, even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination, and the Company shall maintain its listing on the Over-The-Counter Bulletin Board (the "OTCBB") or any other U.S. national securities exchange.

                  (c) Use of Proceeds. The Company will use the proceeds from the sale of the Convertible Debentures for general corporate and working capital purposes.

                  (d) Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of Common Shares as shall be necessary to effect the issuance of the Conversion Shares. If at any time the Company does not have available such Common Shares as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares of the Company, the Company shall call and hold a special meeting of the shareholders within thirty
(30) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company's management shall recommend to the shareholders to vote in favor of increasing the number of Common Shares authorized. Management shall also vote all of its shares in favor of increasing the number of authorized Common Shares.

                  (e) Fees and Expenses.

                           (i) Each of the Company and the Buyer(s) shall pay
                  all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement, the Escrow Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions,. The Company shall pay the Buyer a transaction fee of four percent (4%) of the Purchase Price, which shall be paid directly from the proceeds of and proportionally upon each Closing.

                           (ii) The Company shall pay the Buyer a facility fee
                  of $200,000, which shall be paid as follows: (a) at Closing, the Company will issue to Buyer a certificate equal to 4.99% of the outstanding Common Shares, which shall be credited towards the facility fee at a price of $0.08 per share, (b) ninety days after Closing, the Company shall issue to Buyer an additional certificate equal to 4.99% of the then outstanding Common Shares, which shall be credited towards the facility fee at a price per share equal to the Conversion Price as defined in the Convertible Debentures and (c) upon the Company's receipt of additional (other than the First Closing) $600,000 of gross proceeds, the Company shall issue to Buyer a compensation debenture, in the form attached hereto as Exhibit E, in the amount remaining following the reduction of the facility fee for credit of the shares issued in (a) and (b) above.

                           (iii) The Company has agreed to pay a structuring fee
                  to Buyer of Twenty Thousand Dollars (US$20,000), one-half of which has been paid prior to the execution of this Agreement and one-half of which shall be paid directly from the proceeds of the First Closing.

                   (f) Corporate Existence. So long as any of the Convertible Debentures remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, an "Organizational Change") unless, prior to the consummation an Organizational Change, the Company obtains the written consent of each Buyer. In any such case, the Company will make appropriate provision with respect to such holders' rights and interests to ensure that the provisions of this Section 4(f) will thereafter be applicable to the Convertible Debentures.

                  (g) Transactions With Affiliates. So long as any Convertible Debentures are outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own five percent (5%) or more of the Common Shares, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company (for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement). "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or
(iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  (h) Transfer Agent. The Company covenants and agrees that, in the event that the Company's agency relationship with its transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions.

                  (i) Restriction on "Short" Position. Neither the Buyer nor any of its affiliates have an open short position in the Common Shares, and the Buyer agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales with respect to the Common Shares as long as any Convertible Debentures shall remain outstanding.

                  (j) Restriction on Issuance of the Capital Stock. So long as any Convertible Debentures are outstanding, and other than the transaction proposed with Surge Capital, the Company shall not, without the prior written consent of the Buyer(s), (i) issue or sell shares of Common Shares or Preferred Shares without consideration or for a consideration per share less than the bid price of the Common Shares determined immediately prior to its issuance, (ii) issue any Preferred Shares, warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Shares without consideration or for a consideration less than such Common Shares' bid price value determined immediately prior to it's issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8 related to anything other than shares underlying an employee benefit plan that has been or will be granted or awarded to employees and/or directors of the Company and its subsidiaries.

         5. TRANSFER AGENT INSTRUCTIONS.

The Company shall enter into irrevocable transfer agent instructions in substantially the form attached hereto as Exhibit D (the "Irrevocable Transfer Agent Instructions") and shall pay the law offices of James G. Dodrill II, P.A. a cash fee of One Hundred Dollars ($100) for every occasion they act pursuant to the Irrevocable Transfer Agent Instructions.

         6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

         The obligation of the Company hereunder to issue and sell the Convertible Debentures to the Buyer(s) at the Closings is subject to the satisfaction, at or before the Closing Dates, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

                  (a) Each Buyer shall have executed this Agreement, the Pledge Agreement, the Escrow Agreement and the Irrevocable Transfer Agent Instructions and delivered the same to the Company.

                  (b) The Buyer(s) shall have delivered to the Escrow Agent the Purchase Price for Convertible Debentures in respective amounts as set forth next to each Buyer as outlined on Schedule I attached hereto and the Escrow Agent shall have delivered the net proceeds to the Company by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

                  (c) The representations and warranties of the Buyer(s) shall be true and correct in all material respects as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer(s) at or prior to the Closing Dates.



         7. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

         The obligation of the Buyer(s) hereunder to purchase the Convertible Debentures at each Closing is subject to the satisfaction, at or before each Closing Date, of each of the following conditions:

                  (a) The Company shall have executed this Agreement, the Convertible Debenture, the Pledge Agreement, the Escrow Agreement and the Irrevocable Transfer Agent Instructions delivered the same to the Buyer(s).

                  (b) The trading in the Common Shares on the OTCBB shall not have been suspended for any reason.

                  (c) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Dates. If requested by the Buyer, the Buyer shall have received a certificate, executed by the President of the Company, dated as of the Closing Dates, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation, an update as of the Closing Dates regarding the representation contained in Section 3(c) above.

                  (d) The Company shall have executed and delivered to the Buyer(s) the Convertible Debentures in the respective amounts set forth opposite each Buyer(s) name on Schedule I attached hereto.

                  (e) The Buyer(s) shall have received an opinion of counsel from Jolie Kahn, Esq. counsel to the Company in a form satisfactory to the Buyer(s) with such counsel opining that the offer and sale of the Convertible Debentures, and the issuance of the Conversion Shares does not require registration under the 1933 Act, is exempt from registration pursuant to Regulation S and that the transaction qualifies as a "Category 2" transaction pursuant to Rule 903(b)(2) of the Securities Act Rules. Buyers and the Company expressly agree that such counsel may expressly rely on the representations, warranties and covenants set forth herein in giving such opinion.

                  (f) The Company shall have provided to the Buyer(s) a certificate of good standing from the jurisdiction in which the Company is incorporated.

                  (g) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Convertible Debentures, shares of Common Shares to effect the conversion of all of the Convertible Debentures then outstanding.

                  (h) [reserved]

(i) The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Buyer, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                  (j) The Company shall have provided to the Buyer an acknowledgement, to the satisfaction of the Buyer, from the Company's independent certified public accountants as to its ability to provide all consents required in order to file a registration statement in connection with this transaction.

         8.       INDEMNIFICATION.

                  (a) In consideration of the Buyer's execution and delivery of this Agreement and acquiring the Convertible Debentures and the Conversion Shares hereunder, and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer(s) and each other holder of the Convertible Debentures and the Conversion Shares, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Buyer Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Convertible Debentures, the Pledge Agreement, the Escrow Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Convertible Debentures, the Pledge Agreement, the Escrow Agreement or any other certificate, instrument or document contemplated hereby, or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Buyer Indemnities (other than a cause of action, suit or claim brought or made against a Buyer Indemnitee by such Buyer Indemnitee's owners, investors or affiliates), (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Convertible Debentures or (e) the status of the Buyer or holder of the Convertible Debentures or the Conversion Shares, as a Buyer of Convertible Debentures in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

                  (b) In consideration of the Company's execution and delivery of this Agreement, and in addition to all of the Buyer's other obligations under this Agreement, the Buyer shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Company Indemnitees") from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Buyer(s) in this Agreement, instrument or document contemplated hereby or thereby executed by the Buyer(s), (b) any breach of any covenant, agreement or obligation of the Buyer(s) contained in this Agreement, the Pledge Agreement, the Escrow Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer(s), or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Pledge Agreement, the Escrow Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnities. To the extent that the foregoing undertaking by each Buyer may be unenforceable for any reason, each Buyer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

                  (c) Promptly after receipt by a Buyer Indemnitee or a Company Indemnitee, as the case may be (the "Indemnified Party"), of notice of the commencement of any cause of action, suit or claim brought or made against such Indemnified Party for which such Indemnity Party is entitled to indemnification under this Section 8, such Indemnified Party shall, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Party. In any such proceeding, any Indemnified Party may retain its own counsel, but, except as provided in the following sentence, the fees and expenses of that counsel will be at the expense of that Indemnified Party, unless (i) the indemnifying party and the Indemnified Party, as applicable, shall have mutually agreed to the retention of that counsel, (ii) the indemnifying party does not assume the defense of such proceeding in a timely manner or (iii) in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel for the Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Company shall pay reasonable fees for not more than one separate legal counsel for the Buyer(s). The Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement or other compromise with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this Section 8, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

         9. GOVERNING LAW: MISCELLANEOUS.

                  (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Broward County, Florida and expressly consent to the jurisdiction and venue of the State Court sitting in Broward County, Florida and the United States District Court for the Southern District of Florida for the adjudication of any civil action asserted pursuant to this paragraph.

                  (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

                  (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  (e) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

                  (f) Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:                   ThinkPath Inc.
                                         55 University Avenue, Suite 505
                                         Toronto, Ontario Canada M5J 2H7
                                         Attn: Mr. Declan French, CEO
                                         Telephone:
                                         Facsimile:

With a copy to:                          Gersten Savage LLP
                                         600 Lexington Avenue - 9th Floor
                                         New York, NY 10022
                                         Telephone: 212 -752-9700
                                         Facsimile: 212 980-5192


         If to the Buyer(s), to its address and facsimile number on Schedule I, with copies to the Buyer's counsel as set forth on Schedule I. Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

                  (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

                  (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  (i) Survival. Unless this Agreement is terminated under
Section 9(m), the representations and warranties of the Company and the Buyer(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing for a period of two (2) years following the date on which the Convertible Debentures are converted in full. The Buyer(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                  (j) Publicity. The Company and the Buyer(s) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and Buyer(s) shall be provided with a copy thereof upon release thereof).

                  (k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.


                    [REMAINDER PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Buyers and the Company and the Buyer have caused this Securities Purchase Agreement to be duly executed as of the date first written above.


                                        COMPANY:
                                        THINKPATH INC.

                                        By:
                                        Name:    Declan French
                                        Title:   Chief Executive Officer

                                        BUYER:
                                        TRAFALGAR CAPITAL SPECIALIZED
                                        INVESTMENT FUND, LUXEMBOURG
                                        BY:      TRAFALGAR CAPITAL SARL
                                        ITS:     GENERAL PARTNER

                                        By:
                                        Name:     Andrew Garai
                                        Title:   Chairman of the Board


                                   SCHEDULE I


                               SCHEDULE OF BUYERS


                                                                            ADDRESS/FACSIMILE         AMOUNT OF
           NAME                              SIGNATURE                       NUMBER OF BUYER         SUBSCRIPTION
------------------------------------------------------------------------------------------------------------------
                                                                         8-10 Rue Mathias Hardt       Up to
Trafalgar Capital Specialized     By:      Trafalgar Capital Sarl        BP 3023                 $  8,000,000
Investment Fund, Luxembourg       Its:     General Partner               L-1030 Luxembourg
                                                                         Facsimile:
                                                                         011-44-207-405-0161
                                  By:                                    and
                                     ------------------------
                                  Name:    Andrew Garai                  001-786-323-1651
                                  Its:     Chairman of the Board

-------------------------------------------------------------------------------------------------------------------
Buyer's Counsel:

James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL  33496
Telephone: (561) 862-0529
Facsimile: (561) 892-7787

                                    EXHIBIT A

                         FORM OF CONVERTIBLE DEBENTURES

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C

                            FORM OF PLEDGE AGREEMENT

                                    EXHIBIT D

                 FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

                                    EXHIBIT E

                         FORM OF COMPENSATION DEBENTURE


                                                      SCHEDULE I


                                                  SCHEDULE OF BUYERS


                    NAME                    SIGNATURE                  ADDRESS/FACSIMILE         AMOUNT OF
                                                                        NUMBER OF BUYER        SUBSCRIPTION
-----------------------------------------------------------------------------------------------------------------
                                                                                                  Up to
Trafalgar Capital Specialized        By:  Trafalgar Capital Sarl      8-10 Rue Mathias Hardt   US$ 8,000,000
Investment Fund, Luxembourg
                                     Its: General Partner             BP 3023
                                                                      Luxembourg L-1030

                                     By:
                                     Name:
                                     Its: Portfolio Manager

Buyer's Counsel:

James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL  33496
Telephone: (561) 862-0529
Facsimile: (561) 892-7787